EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
North American Oil & Gas Corp.
Ventura, California

We consent to the use in the Registration Statement on Form S-1 of North American Oil & Gas Corp. of our report dated March 28, 2013, with respect to the consolidated financial statements of North American Oil & Gas Corp. as of and for the year ended December 31, 2012 and for the cumulative period from June 20, 2011 (Date of Inception) to December 31, 2012, and to the reference to our firm under the caption “Experts” in the Registration Statement on this Form S-1.

Golden, Colorado
September 15, 2014